Exhibit 99.1

On August 12, 2019, the Peruvian Branch of Southern Peru Copper Corporation (SPCC), was notified by the Peruvian Mining Council that the construction permit for the Tía María project was temporarily suspended. In view of this, SPCC states the following:

1. SPCC reiterates that the construction permit for Tia Maria was obtained after SPCC complied with all legal requirements and regulations and that the Tía María project meets the highest environmental standards in the mining industry in Peru and internationally. SPCC is ready to substantiate and defend this statement before the pertinent authorities, within the existing Peruvian legal framework.

2. SPCC requests that the Peruvian governmental authorities outline the legality, reasonableness and suitability of the construction of Tía María for Peru, as well as the benefits the project is expected to bring to all Peruvians, factors which supported the decision to approve the construction permit issued on July 8, 2019.

3. SPCC urges that during the suspension period the public and the authorities generate common grounds for dialogue, in which all points of view are heard and assurances are made to protect the personal integrity and property rights of individuals.

4. SPCC rejects the violent actions of radical opposition groups that intimidate, harm and disrupt the daily productive lives of the local population in Arequipa, the majority of which is in favor of progress and of the Tía María mining project. SPCC believes that violence cannot be a legal source of rights in a democratic state.

5. SPCC is convinced that Tía María is a great opportunity for prosperity for the country and particularly for the Arequipa region and the province of Islay. Accordingly, SPCC remains willing to clarify any doubts about the project.

Lima, August 12, 2019